EXHIBIT 10.2

CONFIDENTIAL

ArthroCare Corporation and Smith & Nephew, Inc.

Amendment 16 June 2008 for Development and Supply of

S&N Branded Probes and Controllers

The Supply and Distribution Agreement between ArthroCare Corporation and ArthroCare Corporation Cayman Islands (“ARTC”) and Smith & Nephew, Inc. (“S&N”) dated September 2, 2005 (the “Agreement”) is amended as follows. Except as expressly stated in the amendment, all other terms of the Agreement shall remain in force. The effective date of this Amendment 16 June 2008 for Development and Supply of S&N Branded Probes and Controllers is 16 June 2008.

1.	ARTC and S&N shall cooperate to modify the probes listed in Schedule A attached hereto to incorporate S&N branding and different connectors from the ARTC products. These modified probes shall be deemed Licensed OEM Products under the Agreement and the modifications shall be made under Section 2.6 of the Agreement.

2.	ARTC and S&N shall cooperate to modify the controllers and accessories listed in Schedule A attached hereto to incorporate S&N branding and different connectors. These modified controllers shall be deemed Non-Licensed OEM Products under the Agreement and the modifications shall be made under Section 2.6 of the Agreement.

3.	ARTC will own all 510(k)s for the new products. ARTC will own OUS and OUS registrations for the new products which will carry ARTC’s CE registration. ARTC will develop necessary documentation to secure CE Mark and other OUS registrations including labeling, manufacturing processes and validations, design documentation and testing as needed for registration purposes for the S&N branded probes and Controllers.

4.	The probes and controllers shall be modified in two (2) phases. Phase 1 shall include the controller and the probes identified with the notation “Phase 1.” The parties shall use commercially reasonable efforts to complete the modification of the Phase 1 devices and file for FDA clearance on or before [*] and have products ready for commercialization by S&N by [*]. Phase 2 shall include the probes identified with the notation “Phase 2.” Phase 2 modifications shall include adding [*] to the probes. The parties shall use commercially reasonable efforts to complete the Phase 2 devices and file for FDA clearance on or before [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	The scope of the activities included in Phase 1 and Phase 2 are set forth in Schedule B, which is attached hereto. The total cost to S&N for modifying the Phase 1 controllers and wands (not including transfer pricing) shall not exceed [*] with the actual cost being determined using the calculation set forth in Section 2.6 of the Agreement. The tasks to be performed by ARTC in connection with modifying the products are set forth in Schedule B attached hereto. Upon completion of Phase 1, ARTC and S&N will assess actual Phase 1 costs to determine appropriate Phase 2 Non Recurring Expenses for Phase 2 and a new agreement for Phase 2 costs will be negotiated in good faith.

6.	ARTC shall supply S&N with the modified products listed in Schedule A for the Transfer Prices listed in Schedule A in accordance with the other terms of the Agreement.

7.	ARTC and S&N agree to negotiate in good faith to allow S&N to purchase refurbished controllers from ARTC that have been modified according to Paragraph 2 hereof. The Transfer Price to S&N for such refurbished controllers shall not negotiated by the parties as applicable.

8.	Through S&N, ARTC shall provide service for ARTC Manufactured Products at ARTC’s cost for such service. ARTC may provide S&N with sufficient information to permit S&N to service the ARTC Manufactured Products itself

9.	The royalty payments of the Settlement and License Agreement between S&N and ARTC dated September 2, 2005 (the “License Agreement”) shall apply to the Licensed OEM Products developed and supplied to S&N under this amendment.

10.	The parties agree that they will negotiate in good faith to add other ARTC products (hardware and software) to the Agreement in the future on terms, including pricing terms, substantially similar to those contained herein. In particular, ARTC agrees that it shall make available to S&N as ARTC Manufactured Products bipolar RF wands, controllers (including activation or modification of features using software) and accessories that are no more than one generation behind ARTC’s then newest products. For purposes of the Agreement, “ARTC’s then newest products” shall mean bipolar RF wands, controllers and accessories that ARTC’s that are being actively marketed and sold by ARTC as its most current products limited to the field of products in Sports Medicine at that time and “no more than one generation behind ARTC’s then newest products” shall mean bipolar RF wands, controllers and accessories that ARTC’s that (a) have been marketed or sold by ARTC as superseded, obsoleted or replaced by any newer version of an ARTC product that provides substantially similar functionality for substantially the same use as the older product; or (b) has been actively sold and marketed as ARTC’s most current product for a period of [*]. Further, in the case of products that fall under 10(a) and (b), ARTC shall make those products available to S&N as ARTC Manufactured Products [*] months after the products first fall under that definition. The parties shall meet at least twice per year to determine whether additional products are to be added to this Amendment.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.	The parties agree to work together to determine the most expedient way to supply hip and small joint RF ablation and cutting wands to S&N that are compatible with the controllers being supplied under this Agreement. This may include converting S&N’s existing hip and small joint monopolar RF wands for use with the controllers supplied hereunder.

12.	The Agreement, the License Agreement and this Amendment shall be binding on S&N and ARTC, including their respective successors and assigns.

13.	This Amendment may be cancelled by either party on written notice at any time within [*] days after the Effective Date of the Amendment, as set forth herein.

For Smith & Nephew, Inc.

/s/ Michael G. Frazzette
Name	Michael G. Frazzette
Title	President

For ArthroCare Corporation		For ArthroCare Corporation Cayman Islands

/s/ Michael A. Baker		/s/ Michael A. Baker
Name	Michael A. Baker	Name	Michael A. Baker
Title	President & CEO	Title	President & CEO

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE A

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE B

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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